STIFEL FINANCIAL CORP.
Form 8-K Dated March 9, 2009
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For Immediate Release

Stifel Financial Announces Voluntary Plan To Repurchase
100 Percent of Retail Clients' Auction Rate Securities

ST. LOUIS, MO-March 9, 2009.  Stifel Financial Corp (NYSE: SF) announced today that beginning this June and over the next three years its subsidiary Stifel Nicolaus & Company, Incorporated ("Stifel") will offer to repurchase 100 percent of auction rate securities ("ARS") held at Stifel by the company's retail investors that bought ARS through Stifel prior to the collapse of the ARS market in February 2008.

Since the extraordinary collapse of the ARS market on February 13, 2008, Stifel has been addressing the liquidity needs of its clients.  Today's announcement is a significant enhancement over the voluntary plan announced February 11 and reflects Stifel's ongoing efforts to help its clients address the collapse of a market that functioned effectively for more than 20 years.  Stifel first disclosed the possibility of enhancing its original voluntary plan that was announced February 11 and described in the company's SEC 10K filed on February 27, 2009.

In that voluntary program, Stifel is offering to repurchase at par the greater of 10 percent or $25,000 of ARS held by all retail clients who purchased them at Stifel before the ARS market collapsed and who continue to hold them in Stifel accounts.  In exchange, Stifel will take an assignment of clients' actionable legal claims against the major ARS market participants for the amounts repurchased.  Stifel anticipates that this initial repurchase will be completed by June 30, 2009.

After the initial repurchases the enhanced voluntary plan provides for additional repurchases from eligible investors during each of the next three years:

(a)        The greater of 10 percent or $25,000 to be completed by June 30, 2010;

(b)        The greater of 10 percent or $25,000 to be completed by June 30, 2011;

(c)        The balance of outstanding ARS to be repurchased by June 30, 2012.

Employee accounts would not be eligible until the last phase of the enhanced voluntary plan.

"Since we announced the voluntary plan on February 11, we have continued to evaluate the status of the ARS market, current financial conditions, and the needs of our clients.  We believe that this plan strikes the appropriate balance between the respective interests of our clients and our shareholders," Stifel Chairman and CEO Ronald J. Kruszewski said.

1

"As we have said all along, neither Stifel nor its clients had access to the information available to the major market participants regarding the impending collapse of the ARS market.  Had the major market participants disclosed to the entire marketplace the material facts known by them, Stifel would not have sold ARS to its clients.  While several larger firms have announced more complete repurchase plans, Stifel's lack of knowledge of the impending market collapse is the critical difference that serves the foundation of Stifel's position," Mr. Kruszewski said.

"Since the collapse of the ARS market, redemptions and restructurings have resulted in liquidity for many of our clients, reducing retail client holdings by more than 50 percent.  Unfortunately, some clients have had little or no relief.  This plan ultimately will provide liquidity to 100 percent of our ARS retail clients, about 1,200 in number, who represent less than one-half of one percent of all Stifel retail accounts.  It is important to note that approximately 40 percent of these retail accounts will receive 100 percent ARS liquidity by June 30, 2009," Mr. Kruszewski said.

The voluntary plan to repurchase these ARS is subject to redemptions, market conditions, and future events including, without limitation, events affecting Stifel's financial condition.  Complete details of Stifel's ARS repurchase plan will appear on the company's website, www.stifel.com in the near future and also will be mailed to eligible customers.

About Stifel Financial

Stifel Financial Corp. operates 203 offices in 36 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and three European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. Stifel Financial Corp. is listed on the New York Stock Exchange under the symbol "SF." To learn more about Stifel, please visit the Company's Web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Forward-looking statements speak only as to the date they are made. Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

# # #

CONTACTS:

Media:                                                Investors:                               Brokers:

Tim Beecher                                         James Zemlyak                         David Sliney

314.982.8621                                      314.342.2228                          314.342.2043

tim.beecher@fleishman.com

2